UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2014
EQUITY ONE, INC.
(Exact name of Registrant as specified in its charter)
Maryland
(State or other jurisdiction of incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.)

1600 NE Miami Gardens Drive North Miami Beach, Florida	33179
(Address of principal executive offices)	(Zip Code)

(305) 947-1664
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 2, 2014, Jeffrey S. Olson resigned from his positions as Chief Executive Officer (“CEO”) of Equity One, Inc. (the “Company”) and a member of the Company’s Board of Directors (the “Board”). Effective upon Mr. Olson’s resignation, and consistent with disclosures set forth in the Company’s Current Report on Form 8-K filed on April 7, 2014, on June 2, 2014, the Board appointed Mr. Lukes CEO of the Company and a member of the Board.
In order to facilitate an orderly transition in leadership, the Company and Mr. Olson also executed a Separation of Employment Agreement dated June 2, 2014 (the “Separation Agreement”), pursuant to which Mr. Olson agreed to continue to serve as an officer of the Company until August 29, 2014.
On June 2, 2014, the Company also entered into a Chairman Compensation Agreement with Chaim Katzman, the Company’s Chairman of the Board, which will supersede Mr. Katzman’s existing Chairman Compensation Agreement with the Company following the expiration of its term on December 31, 2014.
Separation of Employment Agreement with Jeffrey Olson
The Separation Agreement with Mr. Olson amends and supersedes various provisions of the employment agreement dated August 9, 2010 (the “Employment Agreement”) between the Company and Mr. Olson. Pursuant to the Separation Agreement, Mr. Olson will continue to receive his base salary as set forth in the Employment Agreement and participate in all Company benefit plans on the same terms that he participated prior to execution of the Separation Agreement during the term of the Separation Agreement.
Pursuant to the Separation Agreement, upon the termination of Mr. Olson’s employment, other than as the result of a voluntary resignation or termination by the Company for Cause (as defined in the Employment Agreement) prior to August 29, 2014, Mr. Olson will be entitled to receive: (i) vesting of 58,240 shares of the Company’s restricted common stock currently held by Mr. Olson, which otherwise would have vested on December 31, 2014, (ii) six months following his termination to exercise vested stock options and (iii) a cash payment of $825,000, subject, in the case of the cash payment, to Mr. Olson’s execution of a general release of claims in favor of the Company. In addition, upon such a termination, the vesting conditions applicable to the 582,412 long-term incentive performance shares previously granted under Mr. Olson’s Employment Agreement will be measured based on the Company’s total shareholder return during the period from January 1, 2011 through the date of termination (as opposed to from January 1, 2011 through December 31, 2014, which was the end of Mr. Olson’s term under the Employment Agreement). Other than adjusting the measurement period to coincide with the termination of Mr. Olson’s employment, the vesting criteria that must be met for Mr. Olson to vest in some or all of these shares will remain the same.
Following Mr. Olson’s termination, the Company has also agreed to provide medical, dental and life insurance benefits to Mr. Olson and his family until December 31, 2014 or such earlier time as Mr. Olson no longer requires such benefits.

Chairman Compensation Agreement with Chaim Katzman
On June 2, 2014, the Company also entered into a Chairman Compensation Agreement (the “Chairman Compensation Agreement”) with Chaim Katzman, the Company’s Chairman of the Board, which, except as specified therein, is effective as of January 1, 2015 (the “Effective Date”). Pursuant to the Chairman Compensation Agreement, Mr. Katzman will continue to serve as the Chairman of the Board of the Company for the term of the Chairman Compensation Agreement, subject to his election to the Board and as Chairman thereof. The initial term of the Chairman Compensation Agreement ends December 31, 2017 and will automatically renew for successive one-year periods unless either party gives the other written notice at least 90 days before the expiration of the applicable term of that party’s intent not to renew the Chairman Compensation Agreement (the “Term”). The Company has agreed to use reasonable good faith efforts to cause Mr. Katzman to be elected as a member of the Board during the Term unless Mr. Katzman has been removed from the Board for “Cause” (as defined in the Company’s charter) or has not been elected to the Board at a prior annual meeting of shareholders of the Company for the election of members to the Board.
On the first business day following the Effective Date, the Company will grant to Mr. Katzman 255,000 shares of the Company’s restricted common stock (the “Katzman Shares”) pursuant to a restricted stock agreement to be entered into by and between the Company and Mr. Katzman in the form attached to the Chairman Compensation Agreement. Subject to the continued retention of Mr. Katzman under the Chairman Compensation Agreement as of each respective “Vesting Date,” the Katzman Shares will vest as follows: (i) 7,095 shares on January 31, 2015; and (ii) 7,083 shares on the last day of each calendar month beginning February 2015 and ending December 2017. Mr. Katzman will be entitled to receive with respect to such Katzman Shares (i) any special or extraordinary dividend or distribution paid to the Company’s stockholders of record on or after June 2, 2014 and through the last day of the Term and, if such Katzman Shares have become vested, thereafter and (ii) any regular quarterly cash dividends paid to the Company’s stockholders of record on or after the Effective Date and through the last day of the Term and, if such Restricted Shares have become vested, thereafter. In addition, during the Term, Mr. Katzman will be provided with use of an automobile, reimbursement for office furniture, equipment and phone and Internet access at two home offices and certain medical, hospital and dental benefits. Mr. Katzman will also be entitled to reimbursement for private and chartered air travel directly related to the performance of his duties as Chairman of the Board, subject to applicable Company policies. Mr. Katzman will also be eligible to receive an annual bonus in an amount to be determined in the discretion of the Compensation Committee.
The Company also granted to Mr. Katzman the right to register any or all securities (including stock options) of the Company held by Mr. Katzman at any time during the Term that the Company proposes to register any of its securities under the Securities Act of 1933, as amended.
If the Chairman Compensation Agreement is terminated due to death or Disability (as defined in the Chairman Compensation Agreement) of Mr. Katzman, all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested during the 90-day period following his death or Disability will fully vest as of the date of termination. If the Chairman Compensation Agreement is terminated by the Company “without Cause,” or by Mr. Katzman for “Good Reason” (as such terms are defined in the Chairman Compensation Agreement), all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested at any time in the 365 days following the date of termination will fully vest as of the date of termination and Mr. Katzman will be entitled to continued medical, hospital and dental benefits through the earlier of the end of the Term or Mr. Katzman’s eligibility under COBRA. If the Chairman Compensation Agreement is terminated by the Company “with Cause,” or by Mr. Katzman other than for “Good Reason” (as such terms are defined in the Chairman Compensation Agreement), all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested in the calendar month when the date of termination occurs will fully vest as of the date of termination.
If the Chairman Compensation Agreement is terminated for any reason, Mr. Katzman will be entitled to receive any bonus or other compensation that has been earned or declared, but not yet paid, as of the date of termination.
Under the Chairman Compensation Agreement, the Company has the right to elect, within 20 days following the date of termination of the Chairman Compensation Agreement, to redeem any shares of restricted stock that will vest specifically as a result of the termination of the Chairman Compensation Agreement for an amount equal to the average closing price of the Company’s common stock on the principal stock exchanges on which such common stock is then listed and traded during the ten trading days prior to the date of termination.
The foregoing description of the Separation Agreement and the Chairman Compensation Agreement is only a summary and is qualified in its entirety by reference to the full text of the Separation Agreement and the Chairman Compensation Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and each of which is incorporated by reference herein.
Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Exhibit Title

10.1	Separation of Employment Agreement, dated as of June 2, 2014, between Equity One, Inc. and Jeffrey Olson

10.2	Chairman Compensation Agreement, dated as of June 2, 2014, between Equity One, Inc. and Chaim Katzman

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equity One, Inc.

Date: June 5, 2014	By:	/s/ Aaron Kitlowski
Name: Aaron Kitlowski
Title: Vice President and General Counsel